 Exhibit 1

Consent of Independent Chartered Accountants

We consent to the inclusion in this Annual Report on Form 40-F of North American Palladium Ltd. (the “Corporation”) of our report dated February 27, 2007 (the “Report”), with respect to the consolidated balance sheets of the Corporation as at December 31, 2006 and December 31, 2005 and the consolidated statements of loss and deficit and cash flows for each of the years in the three year period ended December 31, 2006, included therein.

We also consent to the inclusion of our report dated February 27, 2007, except as to this schedule which is as of March 30, 2007 with respect to the supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the United States” included in the Form 40-F.

We understand that this Annual Report on Form 40-F is incorporated by reference into the Corporation’s Registration Statement on Form S-8 (File No. 333-13766), which was originally filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2001 and we consent to the incorporation by reference of the Report therein. We also consent to the incorporation by reference of the Report in the Corporation’s Registration Statement on Form F-10 (File No. 333-133668) originally filed with the SEC on May 1, 2006, Registration Statement on Form F-10 (File No. 333-134764) originally filed with the SEC on June 6, 2006, Registration Statement on Form F-10 (File No. 333-136317) originally filed with the SEC on August 4, 2006, Registration Statement on Form F-10 (File No. 333-137822) originally filed with the SEC on October 5, 2006, Registration Statement on Form F-10 (File No. 333-139137) originally filed with the SEC on December 6, 2006, and Registration Statement on Form F-10 (File No. 333-140478) originally filed with the SEC on February 6, 2007.

Toronto, Canada	/s/ KPMG LLP
March 30, 2007	Chartered Accountants